Exhibit 10.73

AMENDED AND RESTATED
MANUFACTURING ASSEMBLY AGREEMENT

This Amended and Restated Manufacturing Assembly Agreement (the “Agreement”) is entered into as of November 21, 2002, by and between RF Monolithics, Inc., a corporation duly organized under the laws of the State of Delaware, having its principal place of business at 4347 Sigma Road, Dallas, TX, 75244, U.S.A. (hereinafter referred to as “Company”) and Tai-Saw Technology Co., Ltd. a corporation duly organized and existing under the laws of the Taiwan with its principal place of business at No. 3, Industrial 2nd Rd., Ping-Chen Industrial District, Taoyuan, 324, Taiwan, R.O.C. (hereinafter referred to as “Contractor”). This Agreement amends, restates and supersedes that certain Manufacturing Assembly Agreement between the parties hereto dated as of October 31, 2001, the “Original Agreement” and all amendments thereto that have been made between then and the date of this signing. However, the current period that this Agreement is in force is not changed by this Amended and Restated Agreement.

RECITALS

WHEREAS, Company heretofore has to entered into an agreement with Contractor for certain manufacturing and production services for Products (defined below), whereby Contractor has Manufactured and will Manufacture (as defined below) for Company certain Products at the Factory (as defined below) in accordance with the Specifications and instructions of Company; and

WHEREAS, Company and Contractor desire to amend and restate the Original Agreement in its entirety to more clearly and completely set forth their agreements.

NOW THEREFORE, in consideration of the premises and mutual promises, covenants and agreements hereinafter set forth, the parties hereto agree as follows which amend, restate and supersede in their entirety the provisions of the Original Agreement:

1.    General Definitions.    The terms set forth below in this Section 1 shall have the meanings ascribed to them below, or is ascribed in the paragraph referenced:

Affiliate:  with respect to any Person, shall mean any Person that directly or indirectly controls, is controlled by or is under common control with such Person.

Annual Review Process:  shall mean the process conducted by Company and Contractor to review commitments for the coming year concerning Product pricing, production levels, quality and service levels. This process normally occurs during Company’s first fiscal quarter (the three months ended November 30), to review the previous year’s performance.

Approved Vendor:  see paragraph 2.4

Approved Vendor List:  see paragraph 2.4

Assembly Outs:  the number of units of a specified Product, which pass from the last operation of the assembly process, as set forth in Schedule B, Typical Process Flow Chart, to the first operation of the test portion of the manufacturing process as set forth in, Schedule C, Typical Test Flow Chart or any similar Schedules that are amended to this Agreement. If the parties agree to add any additional inspection or testing operations to the assembly flow at any time, whether addressed in this Agreement or not, any defective units of the specified Product found at these additional steps will also be deducted in the determination of Assembly Outs.

Assembly Yield (AY):  the ratio, expressed as a percentage, of the number of Assembly Outs to the number of Units of a specified Product started in the assembly flow (typically at Die mount or Wafer Sawing).

AY = AO/AS

Where:

“AY” is the Assembly Yield;
“AS” is the number of products started in the assembly flow;
“AO” is the number of Assembly Outs;

Best Efforts:  a party’s efforts in accordance with reasonable commercial practice and/or consistent with its past practice.

Consignment:  property, including but not limited to equipment, Die and Materials, that is owned by the Company that is used by the Contractor to fulfill the purposes of this Agreement.

Defective Unit:  Products returned from Company’s customers that do not meet specification due to assembly processing problems. Reference paragraph 2.8

Die:  the individual SAW devices, inductors, or custom integrated circuit devices that Company provides Contractor, either in diced or wafer form.

Electrical Test:  a verification of the electrical functions of Products.

Engineering Change Procedure:  Company’s documented and controlled procedure for making revisions to drawings, process procedures, test specifications and other official documents used to Manufacture Product.

FCA:  Free Carrier as defined in Incoterms 2000 as published by the International Chamber of Commerce.

Factory:  the Contractor’s manufacturing facility for Products located at Ping-Chen Industrial District, Taoyuan, Taiwan.

Final Electrical Test:  the last Electrical Test defined in the test flow to determine the electrical performance of a specific unit of Product to Specifications, such as that set forth as part of Schedule C or any similar Schedule amended into this Agreement.

Fine Leak and Gross Leak Test:  a test to determine the hermeticity of a specific unit of Product to Specifications, such as that set forth as part of Schedule C or any similar Schedule amended into this Agreement.

Finished Goods:  any Product that is 100% complete, tested, and packed in a shipping container awaiting shipment to Company.

Finishing Materials:  shipping tubes, tape-and-reel, labels, tickets and shipping cartons used to ship Finished Goods per Company Specifications

Generic Product Family:  all Products assembled by the same process and test sequence, as depicted in the typical process flow of Schedule B and as depicted in the typical test flow chart of Schedule C (typically referred to as “Product Family” in this Agreement).

Guaranteed Minimum Order:  see Section 8

Guaranteed minimum Order Quantity:  see Section 8

Improvements:  shall mean any invention, information, development, technology or modification, of any nature or form, and any part or combination of parts, or method of using or manufacturing such part or combination of parts, developed during the term of this Agreement by either Company or Contractor, which would improve a Product, including, without limitation, any development that use of which affects the Product in any of the following ways:

-	Reduces Product costs;
-	Improves Product performance;
-	Improves handling, yields or productivity in the manufacturing process;
-	Broadens Product applicability;
-	Increases Product marketability, or
-	Improves Product appearance.

Manufacture:  the complete process of assembly and test of the Products into Finished Goods, using one or more Piece Parts such as Die or Packages supplied by Company, as required under this Agreement.

Manufacturing Data:  all data prepared in connection with the performance of services under this Agreement, including, but not limited to, any reports, drawings, sketches, formulas, designs, analyses, graphs, notes, memoranda and notebooks.

Manufacture Defect:  any defect that is attributable to the Manufacture of a Product by Contractor under this Agreement.

Materials:  all raw materials, Finishing Materials and Die/wafers required by Contractor to Manufacture the Products.

New Products:  new items or variations of current Products that the Company and the Contractor have agreed in writing to be covered by this Agreement.

Opens:  units of Product that have undergone electrical performance testing and have been found to have no response and infinite AC and/or DC resistance.

Order:  purchase order issued by the Company.

Other Support Services:  see Section 4.

Overall Yield (OY):  the ratio, expressed as a percentage, of the number of Test Outs to the number of units of a specific Product started in the assembly flow (typically at die mount or wafer sawing).

OY = TO/AS

Where:

“OY”	is the overall process yield;i
“TO”	is the number of units that successfully pass all performance tests and inspections as defined in the test flow (example, Schedule C attached), and
“AS”	is the number of units started into the assembly flow

Package:  with reference to Manufacture of Product, a container for a designated and specified set of Piece Parts that upon completion of Manufacture can become a Unit of Product.

Person:  any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government or agency or subdivision thereof or any other entity.

Piece Parts:  the individual components that are used to make up a Product such as headers, packages, lids, substrates and Die. Piece Parts are Materials.

Product:  the Products manufactured pursuant to this Agreement and according to process and test flows provided from time-to-time by Company and similar to the typical flows of Schedule B and Schedule C. From time-to-time the description of Products may be amended by change requests and New Products agreed to by Company and Contractor in accordance with paragraphs 2.2 and 2.3 of this Agreement.

Production Start Up:  the time of initial shipments, in accordance with a published production plan furnished to the Contractor by the Company, of a Generic Product Family, after qualification testing for a specific Product or a Product Family has been successful.

Products, Volume and Price Schedule:  for each Product or Product Family, a schedule is attached to this Agreement setting forth the name of the Product(s) to be subject hereto, and its price per unit. Such Schedules may include additional information, such as volume estimates, special pricing, and specifications. When approved by both parties as provided herein, such Schedule shall become part of, and constitute an amendment to, this Agreement.

Provided Equipment:  any equipment, including but not limited to, manufacturing and Electrical Test equipment, including test fixtures, supplies, Materials, and documentation which Company provides to Contractor for use in providing services under this Agreement and for which Company retains title of ownership.

Purchased Materials:  Materials that were initially consigned by Company and were subsequently purchased by Contractor. Examples of Purchased Materials are package lids, bases, and substrates. Materials not included in Purchased Materials are Die, adhesives, wire, solvents and other chemicals and gasses and marking ink used to Manufacture Product.

Quality Standards:  the body of information contained in Company quality documents and procedures such as the Company’s “Workmanship and Quality Standards” that describe Product’s fitness for sale.

Quarterly Operations Reviews:  the process conducted by Company and Contractor to review yields, cycle times, delivery performance, quality metrics and cost reduction roadmaps. This process normally occurs within 3 weeks of the end of the Company’s fiscal quarter (Nov. 30, Feb. 28, May 31, Aug. 31).

SAW:  surface acoustic wave device.

Shipping Date:  the date on which the finished Product is delivered to the freight forwarder designated or approved by Company.

Shorts:  units of Product that have undergone electrical performance testing and that have been shown to have an AC or DC resistance, either by direct or indirect measurement means, lower than the maximum allowed by Specifications.

Specifications:  drawings, criteria, and documented specifications including but not limited to Process Flow Chart, Test Flow Chart, test specification, bill of materials, mount-bond diagram, process procedures, Product marking, Product packaging and shipping specifications and materials specification. Additional Specifications will be issued by Company in similar form as additional Products are added to this Agreement.

Substrate:  with reference to Manufacture of Product, a single, thin, flat, cofired ceramic piece that contains a multiplicity of replicated circuit patterns arranged in rows and columns on its two planar surfaces.

Technical Information:  any information which relates to the design, structure, functions, operation, manufacture, use, lease, sale or other disposition of Product or of Provided Equipment, and which is owned, developed, discovered or otherwise acquired by Company at any time prior to the expiration or termination of the term of this agreement, and which is disclosed or transferred by Company to Contractor, or which Contractor has access to or obtains, or which becomes known to Contractor, under or pursuant to this agreement.

Technical Data:  any tangible medium embodying Technical Information, which is owned, developed, discovered or otherwise acquired by Company at any time prior to the expiration or termination of the term of this Agreement, including but not limited to plans, Specifications, material lists, machine drawings, software and instructions, whether in human or machine readable form.

Test Final Visual Inspection:  a quality control visual inspection that is part of the test flow, as depicted in the typical test flow, reference Schedule C.

Test Outs:  the number of Units of a specific Product that successfully pass all electrical and other performance tests, including Test Final Visual Inspection, that are defined in the test flow for the Product Family. If any additional inspection or testing operations are added to the test flow at any time, whether addressed in this Agreement or not, any defective units of a specific Product found at these additional operations will also be counted in the determination of Test Outs.

Test Yield (TY):  the ratio, expressed in percentage, of the number of units of a specific Products meeting Specifications after Electrical Test and all further inspections and performance tests as depicted in the typical test flow set forth in Schedule C, to the number thereof introduced into the Electrical Test process (Assembly Outs).

TY = (AO – S – O –TR – FI)/AO

Where:

“TY”	is the Test Yield;
“AO”	is the number of Assembly Outs;
“S”	is the number of units found to be shorted during electrical test;
“O”	is the number of units found to be open during electrical test;
“TR”	is the number of units found to be non-conforming to electrical performance specifications during electrical testing that are defective for reasons other than being shorted or open (no response), and
“FI”	is the number of units failing Test Final Visual Inspection.

If any additional inspection or testing operations are added to the test flow at any time, any defective Product units found at these additional steps, whether addressed in this Agreement or not, will also be counted in the determination of Test Yield.

Tooling and Fixturing:  holding, locating or interfacing aids that are necessary to facilitate the assembly, testing, inspection, packing and shipping of Product. Typical Tooling and Fixturing includes, but is not limited to test fixtures, sealing fixtures, wire bonding fixtures and Die mounting fixtures.

Unit:  in reference to Product successfully completing Manufacture, a single individual Product that is indistinguishable from any other individual Product by virtue of it having passed all inspections and performance tests. [RFM 001 – Material has been omitted pursuant to a Request for Confidential Treatment made by RFM. Material has been filed separately with the Commission.

Value Added:  the price for Materials that Contractor provides and Manufacture that Contractor performs for the Product supplied by Contractor.

WIP Inventory:  the work-in-progress inventory of Product at the Contractor.

Workweek:  the seven (7) calendar days beginning on Monday and ending on Sunday.

2.    Services.

2.1    Manufacturing Services

2.1.1    General.  Contractor covenants and agrees to Manufacture the Products that Company requests it to Manufacture at the Factory utilizing Materials the Company consigns to Contractor and/or material purchased by Contractor, tools, machinery, equipment, fixtures and computer systems of Contractor and any other Provided Equipment. Contractor agrees that the Manufacture of Products hereunder shall be carried out in a good and workmanlike manner in compliance with the Specifications and instructions of Company provided to Contractor in writing from time to time as specified herein. Contractor agrees to provide manufacturing and production services to meet Company’s Manufacture requirements in accordance with Section 6 of this Agreement. Changes to forecast shall not affect Product pricing, unless mutually agreed in writing by parties hereto. Contractor shall have available to Manufacture the Products all facilities, employees, equipment, spare parts, computer systems and any other items required to Manufacture the Products. Company shall provide to Contractor all Specifications, manuals and other relevant documentation necessary to Manufacture the Products.

2.1.2    Use of Contractor Processes:  Contractor may use its standard processes, so long as they conform to the Company’s Specifications and quality requirements and are approved in writing by the Company prior to their introduction into the manufacturing process.

2.1.3    Materials:  Contractor shall assemble and test Product using Materials procured from suppliers on the Approved Vendor List or provided on a Consignment basis from Company, and Die provided on a Consignment basis from Company, and under manufacturing processes approved by Company. During the initial period of Product qualification and production, Company will consign certain critical Materials to Contractor. Six months following the date of this Agreement, or an amendment to this Agreement involving additional Product manufacturing services, Company and Contractor will review the opportunity to have Contractor procure all Materials except Die.

2.1.4    Tooling and Fixturing:  Company will provide sufficient quantities of Company developed Tooling and Fixturing necessary to Manufacture a limited quantity of Product and provide insight to Contractor regarding the use of Tooling and Fixturing in the Manufacture of Product. The exact quantity of each tool and fixture necessary for Manufacture of such limited quantity of Product will be determined through discussion between Company and Contractor. Contractor has the responsibility to fabricate at Contractor’s sole expense, additional Tooling and Fixturing needed to support increasing volumes of Product required by Company in accordance with published production schedules. Contractor also has the responsibility to maintain, at Contractor’s sole expense, any and all Tooling and Fixturing used, whether consigned by Company or procured or fabricated by Contractor.

2.2    Changes and Revisions

Any change to Manufacturing processes, Specifications, Tooling and Fixturing, or outsourcing services directly affecting Products shall be approved in writing by Company prior to implementation by Contractor.

2.2.1    Company Requested Changes:  Company shall have the right at any time to make changes in drawings, designs, Specifications, Materials, packaging, quantities of Product under Order (except as restricted by the Table in Section 7), time and place of delivery and method of transportation. Company will request changes by submitting an Engineering Change Notice using the Company’s Change Procedure, a revised production schedule, revised shipping information or similar document. Submission must be in writing and can be transmitted using electronic means such as Facsimile or electronic mail. Contractor has five (5) working days to review and reject Company requested changes. If Contractor does not provide timely notice of rejection of any changes, it shall be deemed to have accepted all changes not so rejected, subject to reasonable price adjustments attributable solely to such change. There will be no change in manufacturing and production service until accepted, in writing, or by failure to provide timely notice of rejection, by the Contractor. If any such changes cause an increase or decrease in the cost or the time required for performance of the order, Contractor shall notify Company in writing (stating the amount of the increase or decrease), within five (5) working days, after receipt of such notice. If such notice concerning an adjustment to cost or time required for performance is timely given, an equitable adjustment shall be made, and Schedule A shall be modified in writing accordingly. Contractor agrees to proceed with the performance of this Agreement and in accordance with the accepted production schedule with regard to Product not affected by the request for change.

2.2.2    Specification Change Procedure:  Changes to Specifications by Company will be made according to Company’s Engineering Change Procedure [RFM 002—Material has been omitted pursuant to a Request for Confidential Treatment made by RFM. Material has been filed separately with the Commission.] (the “Change Procedure”). Contractor will be notified of the revision to Specifications by transmission of a revised Specification document by Facsimile or electronic mail. The Contractor must provide acknowledgement of receipt of the revised Specification document by Facsimile or electronic mail within 3 working days after receipt. Simultaneously, Contractor must inform Company if Contractor cannot implement the revision as required. If Contractor does not provide timely notice of its inability to implement the required revisions, it shall be deemed to have agreed to such revisions, subject to reasonable price adjustments attributable solely to such change.

2.2.3    Contractor Requested Specification Changes:  If Contractor proposes to change the Specifications with respect to any Product, it shall provide the Company written notice thereof and shall implement such changes only upon written consent from the Company. In no event shall the Contractor ship other than strictly in accordance with the Specifications or amendments thereto, which the Company has approved in writing. Company will not unduly withhold approval of requested changes, but Contractor recognizes that approval for Contractor requested changes to Specifications may require significant investigation and possibly interactions with Customers, all of which may take considerable time to accomplish. Company will endeavor to keep Contractor informed regarding the status of requested changes.

2.3    New Products

Company may from time to time request Contractor to Manufacture, and perform prototype and pilot testing for any future versions of a Product developed after the date of this Agreement by Company (each a “New Product”). Such request shall be accompanied by all Specifications and other relevant documentation necessary to Manufacture the New Product. Upon receipt of such information, Contractor shall provide to Company the price to perform prototype and pilot assembly and test for such New Product and the estimated time schedule required to implement the Manufacture of the New Product. Contractor shall not be obligated to Manufacture or perform any services hereunder with respect to such price and time schedule for implementation until Contractor and Company agree to such price and time schedule and this Agreement is amended to reflect such agreement. Company and Contractor agree to modify this Agreement by amending the Schedules attached to this Agreement, or by attaching a new Product, Price and Volume Schedule to reflect the New Product and the price of the New Product agreed upon by Company and Contractor to this Agreement.

2.4    Approved Vendor List

With respect to each component part comprising Materials, Company shall maintain and provide to Contractor a list of suppliers approved by Company to supply such part (the “Approved Vendor List”). Company may remove any supplier from or add any supplier to the Approved Vendor List with respect to any component part comprising Materials by giving notice thereof to Contractor. A supplier or vendor not on the Approved Vendor List shall not provide material or services for the Manufacture of the Product without the Company’s written authorization. Contractor may request removal or addition of a supplier to Approved Vendor List.

Copies of Company pricing agreements shall be supplied to Contractor for Purchased Materials unless prohibited by agreement with the vendor or applicable law. Company will request Approved Vendors to offer Contractor the same pricing and payment terms as provided to Company for Purchased Materials

2.5    Yields

Both parties understand and agree that production yields are a primary driver for Manufacturing cost effectiveness. Company shall provide Die, which are consistent with Specifications established by Company, in sufficient quantity to meet

Manufacturing requirements. Both Company and Contractor will work together to increase production yields. Contractor yield improvement and cost reduction goals will be established and evaluated at the Quarterly Operations Reviews.

Company outgoing testing and inspection of Materials supplied by Company and incoming test and inspection by Contractor will be in place to ensure the Die, packages and assembly Materials conform to Specifications as they are introduced to the Contractor’s assembly Factory.

2.5.1    Assembly Yield:  The Assembly Yield shall be the responsibility of Contractor.

2.5.2    Test Yield:  Except as provided in paragraphs 2.5.3 and 10.2.1, the Contractor shall be responsible for Test Yield. Test Yield will include Fine Leak and Gross Leak Testing, Electrical Test, and Test Final Visual Inspection, unless otherwise specified in the Schedule for the particular Product Family incorporated into this Agreement.

2.5.3    Shared Electrical Test Yield Responsibility Option:  Anything herein to the contrary notwithstanding, if Product is priced appropriately, an option is available for the Electrical Test portion of Test Yield to be a shared responsibility of Contractor and Company during the first three months of Manufacture following successful qualification or evaluation testing of Product. If Company and Contractor jointly agree to exercise this option in writing, Company will be responsible during the three-month option period for electrical yield loss that is not attributable to assembly induced defects. This option exists to allow Company to revise certain aspects of Die fabrication to positively impact Overall Yield, if necessary. If this option is exercised, beginning at the fourth month following successful qualification or evaluation testing of a Product and continuing through all subsequent months of Manufacture of such Product, Contractor shall be solely responsible for yield at Electrical Test.

2.5.4    Failure Analysis Due to Yield Loss:  Should either party incur unacceptable yield loss (Assembly Yield loss or Test Yield loss), based on monthly average yield, either party may request a failure analysis to determine the cause of such failures. The requesting party shall bear the cost of the analysis. However, if the analysis establishes that the unacceptable yield loss is due primarily to the non-requesting party, the non-requesting party shall reimburse the requesting party for the cost of the analysis.

2.6    Annual Review Process

Company and Contractor shall meet annually to review performance under this Agreement (Annual Review Process). Such review shall include, but not be limited to, review of Contractor’s performance to Company’s Specifications and quality and service standards, review of Product pricing, and actual and potential cost reductions which would impact prices charged to Company for Manufacture of Product.

2.7    Quarterly Operations Review Process

Company and Contractor shall conduct Quarterly Operations Reviews. Such meetings shall include, but not be limited to, review of Contractor’s Product yields, cycle times, delivery performance, quality metrics and cost reduction roadmaps. The meeting may be scheduled to combine with other reviews, such as the annual review, or may be held via conference telephone call or video conference. Production yield improvement and cost reduction goals will be established and progress toward these goals will be reviewed quarterly.

2.8    Return Services

2.8.1    Contact With Third Parties:  Company will be the recognized source for the Product and will be the sole contact for third parties with Product problems related to Company’s customers. Company will issue all warranties to third parties for the Product, but will be entitled to exercise its rights under paragraph 2.8.2 against Contractor as to any defects specified therein.

2.8.2    Authorization for Returns:  Product returns from third parties will be authorized by Company in accordance with Company’s written procedures. Company will perform the initial failure analysis on the units. Those units indicating a defect due to assembly processing (Defective Unit) will be transmitted to Contractor for confirmation of failure analysis at Contractor’s expense and corrective action by the Contractor. Contractor’s sole responsibility and liability as a result of any such defect shall be to provide compensation to Company for the amount charged to Company for each Defective Unit. If the defect is not confirmed by Contractor to be caused by Manufacturing or Materials, Company must reimburse Contractor for reasonable failure analysis and shipping costs related to the Defective Unit.

3.    Training

Company shall provide training, if necessary, regarding New Products to ensure that processes, procedures and equipment used to build New Products are understood by Contractor, and that New Products Manufactured by Contractor can pass Company’s qualification testing or other evaluation prior to Production Start Up. The decision as to the necessity of the training will be made jointly by Company and Contractor.

3.1    Cost of Training:  If Training is deemed necessary, Contractor and Company shall agree to a price for such Training, and Contractor shall pay Company the agreed to price for training. If Training is to be done at Contractor’s facility, Company agrees to pay transportation costs to Contractor’s facility from Dallas, and return, and lodging for trainers and other support personnel in his employ necessary to facilitate Training. Contractor agrees to reimburse Company for, or otherwise pay local transportation and food costs for trainers and other necessary support personnel in the employ of the Company while they are at Contractor’s location to perform Training. If Training is to be done at a mutually agreed to site, Contractor and Company will pay their own transportation, lodging and food costs for personnel that are temporarily located at the agreed to site. If there is a cost associated with the use of a facility at the agreed to site, Contractor and Company will share expenses for facility rental, A/V and other services necessary to facilitate Training.

3.2    Location of Training: Training may be done at either Company’s facility, Contractor’s facility, or at a mutually agreed to location.

3.3    Technical Assistance: Contractor may, either orally or in writing, request technical assistance from Company at any time. Such assistance can be in the form of telephone, e-mail, facsimile correspondence or in-person interaction at Company’s facilities in Dallas. If Contractor requests technical assistance outside Company’s facility over and above that addressed in paragraph 3.1, Company agrees to make available to Contractor the consulting services of engineering, quality and manufacturing specialists (hereinafter called “Engineers”) assist Contractor in the Manufacture of Company’s Products. Company also agrees to dispatch Engineers outside Company’s facility to provide requested assistance to Contractor in a timely fashion. Company further agrees that it will provide 5 person-days outside Company facility support each year per Product Family to Contractor to provide assistance in regard to the Manufacture of Company’s Products. (One person-day is equivalent to eight consecutive hours.) Contractor agrees to reimburse Company for all travel, meals lodging expenses plus per diem of US $5,000 for each Engineer for assistance over and above the 5 person-days per year per Product Family support allocated by Company.

4.    Other Support Services.

From time-to-time during the term of this Agreement, Company may request Contractor to perform Other Support Services such as, but not limited to, the purchase of assembly Materials, previously consigned by Company, and the drop shipment of Product to Company customers. In connection with the performance of any Other Support Services, Company shall specify the services that Company desires Contractor to perform. Contractor shall notify the Company within five (5) working days of their intent to provide the requested service. If Contractor intends to provide the requested service, Contractor shall furnish Company the estimated time schedule to implement or complete the services and the estimated cost to the Company, which, if a modification to the cost of the Product, will be a change to Schedule A, Schedule A1, or any other appropriate Schedule. All prices and deliverables to be furnished by the Contractor with respect to such services shall be mutually agreed to in writing by Company and Contractor prior to the initiation of the Other Support Services.

5.    Data.

Contractor will periodically supply the Company with reasonably requested data including, but not limited to Assembly Yield, Test Yield, inventories and production status. The frequency and format of the reporting will be agreed upon by the Company and Contractor. As a minimum, Contractor will supply the Company with a detailed inventory and a periodic physical inventory of all consigned Materials on hand as of the last day of the prior month on the first working day of each month.

6.    Orders.

Company shall provide Contractor with an Order for Manufacture of Product. Subject to such limitations as are imposed by paragraph 7.1 regarding Factory capacity, Contractor agrees to acknowledge Company’s Order within two (2) business days from receipt by e-mail or other electronic means. Thereafter, the Order shall come into force and effect from the date of such acknowledgement. If Contractor fails to acknowledge Company’s Order within two (2) business days from receipt, Order will be deemed to have been accepted by Contractor on the third business day after transmission by Company to Contractor. Contractor, as well as Company, shall be bound by all terms and conditions set forth in the Order consistent with the terms and conditions herein agreed upon. The Order will specify the Product, its quantities and Shipping Dates. In the event of any disagreement between the Order and the Agreement, the terms of the Agreement shall prevail.

6.1    Production and Shipping Dates:  The Order shall stipulate a lead time reasonably acceptable to Contractor. Contractor agrees to allocate sufficient Manufacturing capacity for the Manufacture of Products to meet Company’s production and Shipping Dates, and all Materials, including Finishing Materials, acquired by Contractor to meet Company’s production and Shipping Dates will be covered by the buy-back provisions of this Agreement as noted in Section 7 below. If applicable, Company agrees to supply Materials a minimum of one day prior to the associated starts at the Contractor.

7.     Forecast and Buy-Back Guarantee.

7.1    Forecasts:  Company shall endeavor to provide monthly a three (3) month rolling forecast and Quarterly a twelve (12) month forecast of Products to be manufactured by Contractor under this Agreement. Contractor shall acknowledge in writing acceptance of Company’s three (3) month forecast or provide notice to Company of limited Factory capacity within five (5) working days after receipt of the three (3) month forecast.

7.2    Buy Back Guarantee:  Company agrees to buy-back, at Contractor’s cost, all unused Manufacture related Materials inventory purchased by Contractor should Company fail to Order its three (3) month forecasted Product quantities and such failure to Order is in no way attributable to Contractor. Company shall not be obligated to buy back Material to the extent that the unused Material is in excess of that needed to

Manufacture unordered Product quantities, factoring in standard or acceptable yields and line losses. The Company will not be required to buy back any Material beyond the third month of the twelve (12) month forecast. Notwithstanding the above, Contractor will attempt to divert Material to other manufacturing uses so as to minimize this excess inventory cost to Company.

7.3    Changes to Forecast:  The following Table shows the purpose of the various Purchase Orders and Forecasts, as well as the allowable variations of the Forecasts and the responsibilities of the Parties in providing these documents. Further, it indicates the magnitude of the allowable changes that Company can make to the Forecasts.

Schedules	Purpose of Schedule	Variations

Purchase Order	Authorizes Shipment (Contractor), Receiving (Company), Invoicing (Contractor) and Payment (Company)	Only by changes, in writing, from Company

Three Months Forecast	Provided for Material and labor planning.	Volume for first month is firm, but line items may change. Second month may change from previous forecast no more than ± 25%. Third month may change from previous forecast no more than ± 50%.

Twelve Month Forecast	Provided for space, equipment and labor planning.	For planning purposes only.

8.  Guaranteed Minimum Order

From time to time the Company may choose to place a Guaranteed Minimum Order (herein so called) with Contractor for the production of Company Product. Contractor must ascertain if it has the available capacity to execute Company’s Order and respond in writing to Company within five (5) working days. Company must indicate the time period for which it wishes the Guaranteed Minimum Order to be valid at the time of its submission. If appropriate, Schedules at the end of this Agreement may be amended to reflect a Guaranteed Minimum Order Quantity and the time period during which the Guaranteed Minimum Order will be in effect. Once a Guaranteed Minimum Order is in place, the variations in the Forecasts, as indicated in the above table, apply only to the total quantity of Product ordered that exceeds the Guaranteed Minimum Order Quantity.

9.    Deliveries

9.1    Notification of Late Delivery:  Contractor will Manufacture the Products as required by this Agreement and each Order. In the event that Contractor cannot deliver the Products by the Shipping Date, Contractor will notify Company, a minimum of one Workweek prior to the Shipping Date.

9.2    Delivery Point:  Once Manufacture of the Products has been completed, Contractor shall be responsible for delivering the Finished Goods FCA, (as defined in Incoterms (2000) published by the International Chamber of Commerce) and to a freight forwarder specified by Company in its Order, or otherwise approved by Company. “Delivery Point” as used in this Agreement shall mean the specific time and location that the Product is delivered to the shipper specified on the Order.

9.3    Time of Essence:  Contractor acknowledges and agrees that time is of the essence and delivery performance is crucial in Company’s evaluation of Contractor’s performance. No partial shipments are allowed unless expressly authorized in advance and in writing by the Company, on a case-by-case basis. Late deliveries will be a subject of the Quarterly Review Process and may be subject to compensation discussions.

9.4    Risk of Loss:  Company will insure Company consigned Materials against any risk of loss during transit to and from Contractor and while located in Contractor’s facility. Company will insure against risk of loss of the Provided Equipment that is not covered under a separate “Equipment Lease Agreement,” that the parties have entered into, during transit to and from and while located in Contractor’s facility.

9.5    Delivery of Materials:  Company will properly pack all Materials provided by Company to facilitate safe transport to Contractor.

10.    Price and Payment

10.1    Price and Payment of Manufacturing Services:  During the term of this Agreement, Company shall pay for the services provided by Contractor under Section 2 hereof for the Manufacture of Products in accordance with the Schedule A, Schedule A1, or other Products, Volumes and Price Schedule attached to and made a part of this Agreement through amendment, provided that any modifications, amendments and changes to the Specifications and the Manufacture of any New Product shall be at such prices mutually agreed to by Contractor and Company in paragraph 2.2 and paragraph 2.3, respectively.

[RFM 003 – Sections 10.2, 10.2.1, 10.2.1.2,10.2.3—Material has been omitted pursuant to a Request for Confidential Treatment made by RFM. Material has been filed separately with the Commission.

10.3    Invoices and Payment

10.3.1    Invoices:  With each shipment, Contractor will send Company an invoice for all services provided by Contractor under Section 2 hereof for Products Manufactured by Contractor and delivered to the Delivery Point. Company shall pay Contractor the amount invoiced within thirty (30) days following the issuance of such invoice.

10.3.2    Payment for Other Support Services:  Payment for Training shall be invoiced in accordance with Section 3 of this Agreement Payment for Other Support Services described in Section 4 of this Agreement will be according to paragraph 10.1, if the cost of said Other Support Services has been incorporated into the Product price in Schedule A, Schedule A1 or any other appropriate Schedule as provided for by amendment to this Agreement. Payment for Other Support Services associated with New Products will be invoiced separately according to negotiated parameters as described in paragraph 2.3 if they have not been incorporated into the Product price in the Schedules incorporated into this Agreement.

10.4    General Payment Terms:  All payments due hereunder shall be paid in United States of America dollars by wire transfer, and all bank fees for such wire transfers shall be paid by the Company.

11.    Inspection and Access by Company

11.1    Inspection:  Contractor hereby agrees to allow Company’s personnel access at any time to the Factory, or other facilities at which the Products are being Manufactured, during regular business hours in order for Company’s personnel to ascertain compliance on the part of Contractor with the terms and conditions of this Agreement and Specifications provided by Company in connection with the process of Manufacture. Contractor shall provide competent personnel in the Factory to perform inventories of Materials, WIP Inventory and Finished Goods located at the Factory, and to otherwise support inspections by Company.

11.2    Acceptance:  All shipments of Finished Goods are subject to Company’s workmanship inspection, Electrical Test procedures and quality audit upon receipt of Finished Goods in accordance with Company’s Quality Standards. Acceptance of Products in no event constitutes a waiver of any of Company’s rights or remedies arising from or related to warranty requirements (including those set forth in paragraph 14.5), nonconforming Products, or any other breach of this Agreement.

12.    Rejection

12.1    Manner of Rejection:  Company may reject any Product manufactured by the Contractor if such Product fails to meet the Specifications or contains a Manufacture Defect when inspected by the Company. The Company shall notify the Contractor within five (5) days of receipt of the Product if the Product is prejected. The Company may, at its option, (i) return the Product to the Contractor for rework, (ii) rework the Product, and charge any labor cost, not to exceed Contractor’s Value Added, to the Contractor, or (iii) scrap the Product if it cannot be reworked. If the Product is scrapped, the Contractor will reimburse the Company for the amount charged to Company for the Product so scrapped.

12.2    Restrictions on Disposal of Rejected Products:  Contractor may not, under any circumstances or for any reason, sell or offer for sale any Products rejected hereby, without the express written consent of Company.

13.    Representations, Warranties and Covenants of Company

The Company represents and warrants to Contractor, and covenants as follows:

13.1    Corporate Status and Good Standing:  Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation with full corporate power and authority under its articles of incorporation and bylaws to own and lease its properties and to conduct its business as the same exists. Company is duly qualified to do business as a foreign corporation in all states or jurisdictions in which the nature of its business requires such qualification, except where the failure to be so qualified would not have an adverse effect on such party.

13.2    Authorization:  Company has full corporate power and authority under its articles of incorporation and bylaws, and its managers and members have taken all necessary action to authorize it to execute and deliver this Agreement and the exhibits and schedules hereto, to consummate the transactions contemplated herein and to take all actions required to be taken by it pursuant to the provisions hereof, and each of this Agreement and the exhibits hereto constitutes the valid and binding obligations of Company, enforceable in accordance with its terms, except as enforceability may be limited by general equitable principles, bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally.

13.3    Non-Contravention:  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein or therein, does or will violate, conflict with, result in breach of or require notice or consent under any law, the articles of incorporation or bylaws of Company or any provision of any agreement or instrument to which Company is a party.

13.4    Validity:  There are no pending or threatened judicial or administrative actions, proceedings or investigations which question the validity of this Agreement or any action taken or contemplated by Company or in connection with this Agreement.

14.    Representations and Warranties of Contractor

Contractor represents and warrants to Company the following:

14.1    Corporate Status and Good Standing:  Contractor is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full corporate power and authority under its certificate or articles of organization and regulations to own and lease its properties and to conduct its business as the same exists. Contractor is duly qualified to do business as a foreign corporation in all states or jurisdictions in which the nature of its business requires such qualification, except where the failure to be so qualified would not have an adverse effect on such party.

14.2    Authorization:  Contractor has full corporate power and authority under its certificate or articles of organization and regulations, and its board of directors and stockholders have taken all necessary action to authorize it to execute and deliver this Agreement and the exhibits and schedules hereto, to consummate the transactions contemplated herein and to take all actions required to be taken by it pursuant to the provisions hereof or thereof, and each of this Agreement and exhibits hereto constitutes the valid and binding obligation of Contractor, enforceable in accordance with its terms, except as enforceability may be limited by general equitable principles, bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally.

14.3    Non-Contravention:  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein or therein, does or will violate, conflict with or result in breach of, or require notice or consent under any law, the certificate or article or regulations of Contractor or any provision of any agreement or instrument to which Contractor is a party.

14.4    Validity:  There are no pending or threatened judicial or administrative actions, proceedings or investigations which question the validity of this Agreement or any action taken or contemplated by Contractor in connection with this Agreement.

14.5    Warranty:  Contractor warrants that (i) for a period of twelve (12) months after the date of delivery to the Delivery Point, the Products will not contain any Manufacture Defect, and (ii) Contractor has complied in all material respects with all applicable local, foreign, domestic and other laws, rules, regulations and requirements. THE FOREGOING WARRANTIES ARE EXCLUSIVE AND IN LIEU OF ALL OTHER EXPRESS AND IMPLIED WARRANTIES WHATSOEVER, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR PARTICULAR PURPOSE. In the event of any breach by Contractor of the warranties contained herein, Contractor’s liability shall be limited to an amount equal to the amount charged to Company for the units delivered pursuant to this Agreement.

Notwithstanding the foregoing, the parties recognize that Materials may be supplied by Company for use in the Manufacture of products. Contractor makes no warranty to Company as to the quality or functionality of the Materials supplied by Company.

15.    Labor

During the term of this Agreement, Contractor agrees that it shall be solely responsible for the payment of all wages, fringe benefits, social security, unemployment and similar expenses and taxes in respect of Contractor’s employees and applicable to the Manufacture of the Products and the performance of any procurement services and support services contemplated under this Agreement. As required by any applicable law, Contractor warrants and agrees that it has produced and shall maintain in effect full statutory coverage for workers’ compensation, employers’ liability and disability insurance for all of its employees. Contractor further agrees and warrants that it has and shall comply with all applicable Taiwan national and local labor laws and other applicable wage and hour and other labor laws, including without limitation, all child labor, minimum wage, overtime and safety related laws.

16.    Ownership of Materials, Provided Equipment and Supplies

16.1    Ownership:  Contractor understands and acknowledges that it shall under no circumstances be considered to have any ownership or proprietary interest in Provided Equipment. Contractor agrees to segregate and label such Provided Equipment to conspicuously indicate Company’s ownership. Contractor will not mortgage, pledge, assign or borrow against such Provided Equipment.

16.2    Storage/Use:  Contractor shall: (a) take delivery, store and use at the Factory the Provided Equipment using the same degree of care as Contractor exercises in respect of its own similar property; and (b) inform Company of the exact location of the Provided Equipment, if it is located outside the Contractor’s principal manufacturing or storage facilities, as well as the location of all Finished Goods and WIP Inventory stored outside of Contractor’s principal manufacturing and storage facilities. Contractor agrees to comply with Company’s reasonable instructions as to the performance of any preventive maintenance on any Provided Equipment. Said preventative maintenance shall be at Contractor’s sole expense. All repairs will be the responsibility of Contractor. Company shall maintain insurance, at its his sole discretion, for all Provided Equipment owned by or paid for by Company, while in Contractor’s Factory, except as otherwise provided in a separate “Equipment Lease Agreement” or similar agreement into which the parties have entered related to Provided Equipment being leased to Contractor.

17.    Indemnification

17.1    Contractor’s Indemnification:  Contractor shall indemnify Company and its Affiliates (including their officers, directors, employees and agents) against, and hold harmless from and against, any and all claims, actions, causes of action, arbitrations, proceedings, losses, damages, liabilities, judgments and expenses (including without limitation, reasonable attorneys’ fees) (“Indemnified Amounts”) incurred by Company or any of its Affiliates as a result of (i) any material error, inaccuracy, breach or misrepresentation in any of the representations and warranties made by Contractor in this Agreement; (ii) any claim or allegation that Contractor or any of its contractors, representatives and agents, have not fully discharged all obligations under labor laws as set forth in Section 15; (iii) any dispute with a subcontractor, employee, independent contractor, manufacturer, agent or supplier; (iv) the operation by Contractor of the Factory during the term of this Agreement;; and (v) any Manufacture Defect. Company shall be entitled to recover its reasonable and necessary attorneys’ fees and litigation expenses incurred in connection with successful enforcement of its rights under this paragraph 17.1. Any liability under this paragraph 17.1 of the Contractor shall be limited in the aggregate to a maximum amount equal to (i) with respect to claims based on a Manufacture Defect, the price paid by Company to Contractor for the Finished Goods (Value Added) subject to such claim and (ii) with respect to claims based on the performance of any services hereunder (as covered in Section 4), the price paid by Company for such services.

17.2    Company’s Indemnification:  Company shall indemnify Contractor and its Affiliates (including their officers, directors, employees and agents) against, and hold harmless from and against, any and all Indemnified Amounts incurred by Contractor or any of its Affiliates as a result of; (i) any material error, inaccuracy, breach or misrepresentation in any of the representations and warranties made by Company in this Agreement; (ii) any dispute with a subcontractor, employee, independent contractor, agent or supplier (including Approved Vendors) related in any way to this Agreement; and (iii) any of the Products and its design (other than a Manufacture Defect). Contractor shall be entitled to recover its reasonable and necessary attorneys’ fees and litigation expenses incurred in connection with successful enforcement of its rights under this Section 17.2.

17.3    Limitation On Claims:  In no event shall either party be liable to the other on any claims arising under or related to this Agreement for consequential, exemplary or punitive damages.

18.    Termination

This Agreement shall take effect on October 31, 2001 and shall continue in force until October 31, 2004, thereafter renewable yearly at mutually agreeable terms and reviewed yearly unless terminated earlier per paragraph 18.1 of this Agreement. Any amendment to this agreement that involves the production of additional Product or Product Families shall take effect on the date the amendment is signed by the parties, and shall continue in force for a period of three years, thereafter renewable yearly at mutually agreeable terms and reviewed yearly unless terminated earlier per paragraph 18.1 of this Agreement.

18.1    Early Termination:  Subject to paragraph 18.3, this Agreement may be terminated as follows:

18.1.1    Material Breach:  Either party may terminate this Agreement by giving notice in writing to the other party in the event the other party is in material breach of this Agreement and shall have failed to cure such breach within ninety (90) days after receipt of written notice thereof from the first party.

18.1.2    Bankruptcy:  Either party may terminate this Agreement at any time by giving notice in writing to the other party, which shall be effective upon dispatch, should the other party file a petition at any time as to its bankruptcy, be declared bankrupt, become insolvent, make an assignment for the benefit of creditors, go into liquidation or receivership or otherwise lose control of its business. In the case of any such proceeding that is involuntary, the right to terminate shall arise only if the other party fails to have such proceeding terminated within sixty (60) days after it is filed.

18.1.3    Termination Without Cause – Company:  Company may terminate this Agreement without cause upon 180 days prior written notice to Contractor.

18.1.4    Termination without Cause – Contractor:  Contractor may terminate this Agreement without cause upon 180 days prior written notice to Company.

18.1.5    Change In Control:  Company may terminate, if the Contractor at any time has a change in control. For purposes of this paragraph 18.1.5, a “change in control” shall be deemed to have occurred at such time ownership of not less than 50% of the equity securities of Contractor undergo a change in ownership during the term of this Agreement, excluding from such calculation transfers that do not change the Person in ultimate control of Contractor.

18.2    Rights and Obligations on Termination

In the event of termination of this Agreement pursuant to any part of paragraph 18.1 above, the parties shall have the following rights and obligations:

18.2.1    No Release of Obligation:  Termination of this Agreement shall not release either party from the obligation to make payment of all amounts then due and payable.

18.2.2    Materials Disposition:  In the event of termination under paragraph 18.1.3, Company will purchase from Contractor all scheduled Finished Goods and Materials inventory affected by termination. Contractor agrees, in the event of termination under paragraph 18.1.3 to, (i) immediately terminate all open purchase orders for Materials, (ii) pursue the return for refund or credit of Materials already received but not in Manufacture, and (iii) follow all reasonable instructions to minimize the cost of such termination to Company.

18.2.3    Return of Company Assets:  In the event of termination under paragraph 18.1, Contractor shall return all of Company’s Materials, documents, Provided Equipment and supplies via ship method requested by Company. The shipping cost will be at the expense of the Company.

18.2.4    Warranties:  Contractor’s obligation under paragraph 14.5 will still be enforced notwithstanding termination of this Agreement.

19.    Remedies

In the event either party breaches in any material respect any representations, warranties or covenants hereunder or fails to comply in any material respect with any term or requirement of this Agreement, in addition to any other remedies the non-breaching party shall be entitled to (a) terminate this Agreement in accordance with paragraph 18.1.1; (b) recover any and all actual costs, expenses and damages, (including reasonable attorneys’ fees); and/or (c) offset any amounts due to the non-breaching party by any actual costs and expenses incurred by the non-breaching party as a result of such breach or failure to comply. Remedies herein shall not be exclusive but shall be cumulative of any other remedy herein or under any other statute or law. Upon such termination, none of the parties nor any other Person shall have any liability or further obligation arising out of this Agreement except for any liability resulting from its breach of this Agreement prior to termination, except that the provisions of Sections 20, 21, 22, and paragraphs 23.1 and 23.15 shall continue to apply.

20.    Confidentiality

20.1    Non-Disclosure:  Neither Contractor nor its Affiliates will, directly or indirectly, disclose or provide to any other Person any non-public information of a confidential nature concerning the business or operations of Company or its Affiliates, including without limitation, any trade secrets or other proprietary information of Company or its Affiliates, known or which becomes known to Contractor or its Affiliates as a result of the transactions contemplated hereby or Contractor’s operation of the Factory, except as is required in governmental filings or judicial, administrative or arbitration proceedings. In the event that Contractor or any of its Affiliate becomes legally required to disclose any such information in any governmental filings or judicial, administrative or arbitration proceedings, Contractor shall, and shall cause any Affiliate to, provide Company with prompt notice of such requirements so that Company may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, Contractor shall, and shall cause any Affiliate to, furnish only that portion of the information that Contractor or its Affiliate, as the case may be, is advised by its counsel as legally required, and such disclosure shall not result in any liability hereunder unless such disclosure was caused by or resulted from a previous disclosure by Contractor or any of its Affiliates that was not permitted by this Agreement.

21.    Intellectual Property/Data Rights

21.1    Contractor Owned Intellectual Property:  All intellectual property owned by Contractor before the date of this Agreement shall remain the sole property of Contractor, and any intellectual property developed solely by the Contractor during the term of this agreement shall be the sole property of Contractor.

21.2    Company Owned Intellectual Property:  All intellectual property owned by Company before the date of this Agreement shall remain the sole property of Company, and any intellectual property developed solely by the Company during the term of this agreement shall be the sole property of Company.

21.3    Reverse Engineering:  Contractor shall not alter, enhance or otherwise modify the Technical Information or Technical Data, except as agreed by the parties in writing. Contractor shall not disassemble, decompile or reverse engineer any of the Technical Data or prepare derivative works of any of the Technical Data except for use on a Product. Contractor shall not sell, distribute, cause or allow to pass from control of Contractor to a third party, or offer any Product, pursuant to this Agreement, without written approval from the Company.

21.4    Jointly Developed Intellectual Property:  All intellectual property that is jointly developed by Contractor and Company during the term of this Agreement shall be jointly owned (the “Joint Intellectual Property”). Contractor and Company agree to take such actions and sign such agreements as may be necessary to protect or perfect the other’s individual intellectual property or its joint interest in Joint Intellectual Property and to allow the other party to exploit the Joint Intellectual Property in a manner not inconsistent with this Agreement.

21.5    Contractor Patent Support:  Contractor agrees to execute all papers and provide requested assistance, at Company’s request and expense, during and subsequent to its work for Company, to enable Company or its nominees to obtain patents, copyrights, and legal protection for Joint Intellectual Property in any country.

21.6    Company Patent Support:  Company agrees to execute all papers and provide requested assistance, at Contractor’s request and expense, during and subsequent to its work at Contractor, to enable Contractor or its nominees to obtain patents, copyrights, and legal protection for Joint Intellectual Property in any country.

21.7    Use of Manufacturing Data:  Contractor agrees that RFM shall be entitled to receive copies of and use all Manufacturing Data. RFM affirms that Manufacturing Data that constitutes Contractor’s solely owned intellectual property shall remain Contractor’s property, subject only to RFM’s right of use provided in the preceding sentence.

21.8    Return of Documents, Data and Records Upon Termination:  Upon termination of this Agreement, whether by expiration, cancellation, or otherwise, Contractor agrees to promptly deliver to a proper Company representative all data, documents, and other records which relate to the business activities of Company, and all other Materials and badges which are the property of Company.

21.9    License:  Contractor hereby grants and agrees to grant to Company a worldwide, non-exclusive right and license to use financial data related to services under this agreement, Manufacturing Data, sales data, tracking data, reports, and other information transferred to or otherwise provided to or for Company for its business purposes. Company agrees that all right, title and interest in such data shall remain the property of Contractor.

22.    Intellectual Property Infringement and Indemnification

Company shall hold Contractor harmless against any expense or loss resulting from a claim of infringement of patents, trademarks, copyrights or other intellectual property rights arising from compliance with Company’s designs, Specifications or instructions and Contractor shall hold Company harmless against any expense or loss resulting from infringement of patents, trademarks, copyrights or other intellectual property rights arising from Contractor’s actions not necessitated by Company’s designs, Specifications or instructions.

23.    General Provisions.

23.1    Expenses:  Each party shall pay its own expenses, including the fees and disbursements of its counsel in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated herein, except as otherwise provided herein.

23.2    Entire Agreement:  This Agreement, including all Schedules and Exhibits hereto, constitutes the entire agreement of the parties and supersedes all previous proposals, oral or written, and all negotiations, conversation or discussions heretofore and between the parties with respect to the subject matter hereof, and may not be modified, amended or terminated except by a written instrument specifically referring to this Agreement signed by all the parties hereto.

23.3    Waivers and Consents:  All waivers and consents given hereunder shall be in writing. No waiver by any party hereto of any breach or anticipated breach of any provision hereof by any other party shall be deemed a waiver of any other contemporaneous, preceding or succeeding breach or anticipated breach, whether or not similar.

23.4    Notices:  All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Contractor, to:   Yu-Tung Huang
Tai-Saw Technology Co., Ltd.
No. 3, Industrial 2nd Rd.
Ping-Chen Industrial District
Taoyuan, 324, Taiwan, R.O.C.
Facsimile: (866) 3-469-7532
E-Mail: tstcom1@ms24.hinet.net

If to Company, to:     David T Somerville
R F Monolithics
4347 Sigma Road
Dallas, TX 75244
USA
Facsimile: (972) 404-9476
E-Mail: somerville@rfm.com

Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

23.5    Successors and Assigns:  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, legal representatives and assigns. No third party shall have any rights hereunder. No assignment shall release the assigning party.

23.6    Choice of Law:  This Agreement is performable, in part, in Dallas County, Texas and, in part, in Taiwan, and shall be governed by and construed in accordance with laws of the State of Texas, U.S.A., without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas. The United Nations Convention On Contracts For The International Sale Of Goods shall not apply to this Agreement.

23.7    Section Headings:  The Section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

23.8    Severability:  If any term or provision of this Agreement or the application thereof to any Person or circumstance shall be deemed invalid, illegal or unenforceable to any extent or for any reason, such provision shall be severed from this Agreement and the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law. A provision which is valid, legal and enforceable shall be substituted for the severed provision.

23.9    Construction:  The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this agreement. Any release to a paragraph, section or schedule shall mean a paragraph, section or schedule hereof, unless the context otherwise requires. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

23.10    Force Majeure:  Neither party shall be liable for loss or damage or deemed to be in breach of this Agreement if its failure to perform its obligations results from (i) compliance with any law, ruling, order, regulation, requirement, or instruction of any federal, state, foreign, or municipal government or any department or agency thereof; (ii) acts of God; or (iii) fires, strikes, embargoes, war, or riot. The party experiencing such cause or delay shall immediately notify the other party of the circumstances which may prevent or significantly delay its performance hereunder and shall use its Best Efforts to alleviate the effects of such cause or delay. Any delay resulting from any of these causes shall extend performance accordingly or excuse performance, in whole or in part, as may be reasonable.

23.11    Counterparts:  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

23.12    Agency:  Contractor is an independent contractor. Nothing in this Agreement shall be construed to constitute either party the agent of the other party and neither party shall represent to any third party that it has any right or authority to act as the agent for or otherwise to represent the other party.

23.13    Bankruptcy:  If during the term of this Agreement a petition in bankruptcy is filed by or against Contractor, or if Contractor, as a debtor, seeks or takes the benefit of any insolvency or debtor’s relief proceeding, or if Contractor shall file or attempt to file an assignment for the benefit of creditors, or if Contractor shall apply to its creditors to compound its debts, then in any such event, Company shall have the right to decline to take further deliveries hereunder or Company may, without prejudice to any other lawful remedy, terminate this Agreement, and in either case, Contractor shall upon demand deliver to Company all Provided Equipment, including any leased equipment for which Company holds title, Material, WIP inventory, Finished Goods, tooling, fixturing and other property of Company in Contractor’s custody. If during the term of this Agreement a petition in bankruptcy is filed by or against Company, or if Company, as a debtor, seeks or takes the benefit of any insolvency or debtor’s relief proceeding, or if Company shall file an assignment for the benefit of creditors, or if Company applies to its creditors to compound its debts, then in any such event, Contractor may without prejudice to any other lawful remedy, terminate this Agreement.

23.14    Assignment of Obligations:  Neither party may assign this Agreement without the prior written consent of the other party; provided that Company may assign this Agreement to any Person acquiring all or substantially all of Company’s assets.

23.15    Export & Import Laws/Regulations:  The parties shall comply with all applicable Taiwan and International Export and Import laws and regulations in the execution of this Agreement. Contractor shall execute such other agreements and documents as Company requests, from time to time, in order to ensure compliance with said laws.

23.16    Dispute Resolution

23.16.1    Negotiation:  In the event of any dispute or disagreement between parties as to the interpretation of any provision of this Agreement (or the performance of obligations hereunder), the matter, upon written request of either party, shall be referred to representatives of the parties for decision, each party being represented by a senior executive officer who has no direct operational responsibility for the matters contemplated by this Agreement. The representatives shall promptly meet in a good faith effort to resolve the dispute. If the representatives do not agree upon a decision within 30 calendar days after reference of the matter to them, each of the parties shall be free to exercise all other remedies available to it.

23.16.2    Arbitration:  Any controversy, dispute or claim arising out of or relating in any way to this Agreement or the other agreements contemplated hereby or the transactions arising hereunder or thereunder that cannot be resolved by negotiation pursuant to paragraph 23.16.1 above shall be settled exclusively by binding arbitration in Hong Kong and in accordance with the current Commercial Arbitration Rules of the International Chamber of Commerce. The parties shall endeavor to select a mutually acceptable arbitrator knowledgeable about issues relating to the subject matter of this contract. In the event the parties are unable to agree upon an arbitrator, each party will select an arbitrator and the arbitrators in turn shall select a third arbitrator. The language of the arbitration will be in English. The fees and expenses of the arbitrator shall be shared equally by the parties and advanced by them from time to time as required; provided that at the conclusion of the arbitration, the arbitrator may award costs and expenses (including the costs of the arbitration previously advanced and the fees and expenses of attorneys, accountants and other experts) plus interest, to the prevailing party to the extent that in the judgment of the arbitrator it is fair to do so. No pre-arbitration discovery shall be permitted, except that the arbitrator shall have the power in his or her sole discretion, on application by any party, to order pre-arbitration examination solely of those witnesses and documents that any other party intends to introduce in its case-in-chief at the arbitration hearing. The arbitrator shall render his or her award within 90 days of the conclusion of the arbitration hearing. Notwithstanding anything to the contrary provided in paragraphs 23.16.1 and 23.16.2 and without prejudice to the above procedures, either party may apply to any court of competent jurisdiction for temporary injunctive or other provisional judicial relief if such action is necessary to avoid irreparable damage or to preserve the status quo until such time as the arbitration panel is convened and available to hear such party’s request for temporary relief. The award rendered by the arbitrator shall be final and not subject to judicial review and judgment thereon may be entered in any court of competent jurisdiction. Any monetary award will be made and payable in U.S. dollars free of any tax or other deduction.

23.17    English Controlling:  For purposes of convenience, this Agreement may be translated, but it is understood that the English version of this Agreement (and the Schedules and Exhibits) will control for all purposes. In case of a conflict in meaning between the two versions, the parties are responsible for performing in accordance with the English version hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

RF MONOLITHICS, INC.	TAI-SAW TECHNOLOGY CO., LTD.

Jon S. Prokop	Yu-Tung Huang
(Printed Name)	(Printed Name)

/s/ Jon S. Prokop	/s/ Yu-Tung Huang
(Signature)	(Signature)

VP Manufacturing	President
(Title)	(Title)

December 2, 2002	November 20, 2002
(Date)	(Date)

Schedules

Schedule A:  Filter Products, Volumes and Price

Schedule A1:  VWO Products, Volumes and Price

Schedule B:  Typical Filter Product Process Flow Chart

Schedule B1:  Typical VWO Product Process Flow Chart

Schedule C:  Typical Filter Product Test Flow Chart

Schedule C1:  Typical VWO Product Test Flow Chart

Schedule A
Filter Products, Volumes, and Price

[RFM 004 – 1. Products and Prices.—Material has been omitted pursuant to a Request for Confidential Treatment made by RFM. Material has been filed separately with the Commission.

2.    Price Basis

2.1    General:  All prices are F.O.B. Taiwan.

2.2    Volume Calculation:  The total monthly volume for all parts in the Filter Product Family will determine the monthly volume for pricing purposes.

Schedule A1—VWO Products, Volume, and Price

1.    Pricing:  All Products in the VWO Generic Product Family shall be sold to the Company at the prices indicated:

[RFM 005—Material has been omitted pursuant to a Request for Confidential Treatment made by RFM. Material has been filed separately with the Commission.

2.    Price Basis

2.1    General:  All prices are F.O.B. Taiwan. Prior to completing qualification of the VWO Product Family, Company and Contractor must agree on prices to be charged to Company for qualification and evaluation Units. The total number of qualified Units of the VWO Generic Product Family ordered by Company in a month will comprise the monthly quantity for that month. After Production Start Up for any Product in the VWO Product Family, the price/unit paid for Product received in any time period will be fixed at the time of order, and determined by the total volume of Product ordered, using the price and volume table in Section 1 of this Schedule. Paragraphs 2.5.3, 10.2.1, 10.2.1.1, and 10.2.1.2 of the Agreement do not apply to this Schedule.

2.2    Consigned Materials:  RFM to initially consign all Material per paragraph 2.1.3 of the Agreement. Consignment of Material may convert to purchase of some or all of the Material by Contractor at a later date per paragraph 2.1.3 and Section 4 of the Agreement. The amount of consigned Material will be matched to the amount of Product ordered by using Company’s standard yield for Product. If an additional amount of consigned Material is needed to produce ordered amount of Product due to low yields not attributable to Company, Contractor may be required to reimburse Company for the additional amount of Material needed at the cost of the Material to Company. Alternatively, Company may offset the cost of additional Material needed against amounts paid to Contractor for Services, with Contractor consent.

3.    Specifications

Specifications for the Products in the VWO Generic Product Family have been provided separately. Units delivered must meet Specifications for the specific Product ordered.

[RFM 006 – Sections 4, 4.1, 4.2, 4.3—Material has been omitted pursuant to a Request for Confidential Treatment made by RFM. Material has been filed separately with the Commission.

5.    Provided Equipment

Contractor agrees to supply, and has supplied, Provided Equipment under a Lease Agreement, terms and conditions as specified in that agreement.

6.    Payment for Training

Contractor agrees to pay Company for Training services per Section 3 of this Agreement.

Schedule B
[RFM 007—Typical Process Flow Chart—Material has been omitted pursuant to a Request for Confidential Treatment made by RFM. Material has been filed separately with the Commission.]

Schedule B

[RFM 008 -Typical Process Flow Chart (Cont’d)—Material has been omitted pursuant to a Request for Confidential Treatment made by RFM. Material has been filed separately with the Commission.

Schedule B1

[RFM 009 -Typical VWO Product Family Process Flow Chart—Material has been omitted pursuant to a Request for Confidential Treatment made by RFM. Material has been filed separately with the Commission.]

Schedule B1 (Continued)

Schedule B1 (Continued)

[RFM 010- Typical VWO Product Family Process Flow Chart—Material has been omitted pursuant to a Request for Confidential Treatment made by RFM. Material has been filed separately with the Commission.]

Schedule C –

[RFM 011- Filter Products Typical Test Flow Chart - Material has been omitted pursuant to a Request for Confidential Treatment made by RFM. Material has been filed separately with the Commission.]

Schedule C1
[RFM 012- Typical VWO Products Test Flow—Material has been omitted pursuant to a Request for Confidential Treatment made by RFM. Material has been filed separately with the Commission.]